                                                                    Exhibit 10.1

--------------------------------------------------------------------------------

                                   $40,000,000

                                CREDIT AGREEMENT

                                      among

                                   ZILA, INC.,
                              ZILA TECHNICAL, INC.,
                            ZILA BIOTECHNOLOGY, INC.,
                           ZILA NUTRACEUTICALS, INC.,
                         ZILA PHARMACEUTICALS, INC. and
                          ZILA SWAB TECHNOLOGIES, INC.

                                  as Borrowers,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                                       and

                    BLACK DIAMOND COMMERCIAL FINANCE, L.L.C.,
                             as Administrative Agent

                           Dated as of March 24, 2006

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                              PAGE
SECTION 1.        DEFINITIONS...............................................................................    1

     1.1      Defined Terms.................................................................................    1
     1.2      Other Definitional Provisions.................................................................   16

SECTION 2.        AMOUNT AND TERMS OF TERM LOAN COMMITMENTS AND WARRANTS....................................   17

     2.1      Term Loan.....................................................................................   17
     2.2      Repayment of Term Loan........................................................................   17
     2.3      Warrants......................................................................................   17

SECTION 3.        TACK-ON TERM LOAN.........................................................................   17

     3.1      Tack-On Term Loan.............................................................................   17

SECTION 4.        GENERAL PROVISIONS APPLICABLE TO THE TERM LOAN............................................   18

     4.1      Optional Prepayments..........................................................................   18
     4.2      Mandatory Prepayments and Commitment Reductions...............................................   18
     4.3      Make-Whole....................................................................................   19
     4.4      Interest Rates and Default Rate of Interest...................................................   19
     4.5      Computation of Interest and Fees..............................................................   19
     4.6      Pro Rata Treatment and Payments...............................................................   19
     4.7      Requirements of Law...........................................................................   20
     4.8      Taxes.........................................................................................   21
     4.9      Change of Lending Office......................................................................   23
     4.10     Replacement of Lenders........................................................................   23
     4.11     Evidence of Debt..............................................................................   24

SECTION 5.        REPRESENTATIONS AND WARRANTIES............................................................   24

     5.1      Financial Condition...........................................................................   24
     5.2      No Change.....................................................................................   25
     5.3      Corporate Existence; Compliance with Law......................................................   25
     5.4      Power; Authorization; Enforceable Obligations.................................................   25
     5.5      No Legal Bar..................................................................................   26
     5.6      Litigation....................................................................................   26
     5.7      No Default....................................................................................   26
     5.8      Ownership of Property; Liens..................................................................   26
     5.9      Intellectual Property.........................................................................   26
     5.10     Taxes.........................................................................................   27
     5.11     Federal Regulations...........................................................................   27
     5.12     Labor Matters.................................................................................   27
     5.13     ERISA.........................................................................................   27
     5.14     Investment Company Act; Other Regulations.....................................................   28
     5.15     Subsidiaries..................................................................................   28
     5.16     Use of Proceeds...............................................................................   28
     5.17     Environmental Matters.........................................................................   28

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
     5.18     Accuracy of Information, etc. ................................................................   29
     5.19     Security Documents............................................................................   30
     5.20     Deposit Accounts..............................................................................   30
     5.21     Solvency......................................................................................   30
     5.22     Foreign Assets Control Regulations............................................................   30
     5.23     Anti-Terrorism Laws...........................................................................   31
     5.24     Regulation H..................................................................................   31

SECTION 6.        CONDITIONS PRECEDENT......................................................................   32

     6.1      Conditions to Extension of Term Loan..........................................................   32
     6.2      Conditions to Extension of Tack-On Term Loan..................................................   34

SECTION 7.        AFFIRMATIVE COVENANTS.....................................................................   35

     7.1      Financial Statements..........................................................................   35
     7.2      Certificates; Other Information...............................................................   36
     7.3      Payment of Obligations........................................................................   37
     7.4      Maintenance of Existence; Compliance..........................................................   37
     7.5      Maintenance of Property; Insurance............................................................   37
     7.6      Inspection of Property; Books and Records; Discussions........................................   37
     7.7      Notices.......................................................................................   38
     7.8      Environmental Laws............................................................................   38
     7.9      Additional Collateral, etc. ..................................................................   39
     7.10     Patriot Act Compliance........................................................................   40
     7.11     Payment of Fees and Expenses..................................................................   40
     7.12     Landlord Waivers; Bailee Letters..............................................................   40
     7.13     Cash Management Systems.......................................................................   40
     7.14     Further Assurances............................................................................   40
     7.15     Certain Subsidiaries..........................................................................   41
     7.16     Salaries......................................................................................   41
     7.17     Mortgages, etc. ..............................................................................   41

SECTION 8.        NEGATIVE COVENANTS........................................................................   43

     8.1      Financial Condition Covenants.................................................................   43
     8.2      Indebtedness..................................................................................   47
     8.3      Liens.........................................................................................   47
     8.4      Fundamental Changes...........................................................................   48
     8.5      Disposition of Property.......................................................................   49
     8.6      Restricted Payments...........................................................................   49
     8.7      Capital Expenditures..........................................................................   49
     8.8      Investments...................................................................................   49
     8.9      Optional Payments and Modifications of Certain Debt Instruments...............................   50
     8.10     Transactions with Affiliates..................................................................   50
     8.11     Sales and Leasebacks..........................................................................   50

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
     8.12     Hedge Agreements..............................................................................   50
     8.13     Changes in Fiscal Periods.....................................................................   50
     8.14     Negative Pledge Clauses.......................................................................   50
     8.15     Clauses Restricting Subsidiary Distributions..................................................   51
     8.16     Lines of Business.............................................................................   51
     8.17     Cancellation of Indebtedness..................................................................   51
     8.18     Additional Deposit Accounts...................................................................   51
     8.19     Amendments to Material Contracts..............................................................   51
     8.20     Holdings......................................................................................   51
     8.21     Accounts......................................................................................   52
     8.22     UBS Account...................................................................................   52

SECTION 9.        EVENTS OF DEFAULT.........................................................................   52

SECTION 10.       THE ADMINISTRATIVE AGENT..................................................................   55

     10.1     Appointment...................................................................................   55
     10.2     Delegation of Duties..........................................................................   55
     10.3     Exculpatory Provisions........................................................................   55
     10.4     Reliance by Administrative Agent..............................................................   56
     10.5     Notice of Default.............................................................................   56
     10.6     Non-Reliance on the Administrative Agent and Other Lenders....................................   56
     10.7     Indemnification...............................................................................   57
     10.8     The Administrative Agent in Its Individual Capacity...........................................   57
     10.9     Successor Administrative Agent................................................................   58
     10.10    Agents Generally..............................................................................   58

SECTION 11.       MISCELLANEOUS.............................................................................   58

     11.1     Amendments and Waivers........................................................................   58
     11.2     Notices.......................................................................................   59
     11.3     No Waiver; Cumulative Remedies................................................................   60
     11.4     Survival of Representations and Warranties....................................................   60
     11.5     Payment of Expenses and Taxes.................................................................   60
     11.6     Successors and Assigns; Participations and Assignments........................................   61
     11.7     Adjustments; Set-off..........................................................................   65
     11.8     Counterparts..................................................................................   65
     11.9     Severability..................................................................................   65
     11.10    Integration...................................................................................   66
     11.11    GOVERNING LAW.................................................................................   66
     11.12    Submission To Jurisdiction; Waivers...........................................................   66
     11.13    Acknowledgments...............................................................................   66
     11.14    Releases of Guarantees and Liens..............................................................   67
     11.15    Confidentiality...............................................................................   67
     11.16    WAIVERS OF JURY TRIAL.........................................................................   67

SCHEDULES:

1.1               Real Property
5.4               Consents, Authorizations, Filings and Notices
5.15              Subsidiaries
5.15(a)           Outstanding Options and Warrants
5.19(a)           UCC Filing Jurisdictions
5.19(b)           Mortgage Filing Jurisdictions
5.20              Deposit Accounts
8.2(d)            Existing Indebtedness
8.3(f)            Existing Liens
8.20              Material Contracts

EXHIBITS:

A                 Form of Assignment and Assumption
B                 Form of Compliance Certificate
C                 Form of Guarantee and Collateral Agreement
D                 Form of Exemption Certificate
E                 Form of Term Note
F                 Form of Closing Certificate
G                 Form of Warrant
H                 Form of Registration Rights Agreement

            CREDIT AGREEMENT, dated as of March 24, 2006, is by and among ZILA, INC., a Delaware corporation ("Holdings"), ZILA NUTRACEUTICALS, INC. (formerly known as Oxycal Laboratories Incorporated), an Arizona corporation, ZILA TECHNICAL, INC., an Arizona corporation, ZILA BIOTECHNOLOGY, INC., an Arizona corporation, ZILA PHARMACEUTICALS, INC., a Nevada corporation, and ZILA SWAB TECHNOLOGIES, INC., an Arizona corporation (each entity, together with Holdings, shall be collectively referred to herein as the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), and BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., a Delaware limited liability company, as administrative agent (in such capacity, the "Administrative Agent").

                                    RECITALS

            WHEREAS, the Borrowers desire to obtain the Loans from the Lenders and the Lenders are willing to provide the Loans in accordance with the terms of this Agreement; and

            WHEREAS, the Borrowers have agreed to issue to the Initial Term Lender Warrants to purchase an aggregate of up to 1,200,000 shares of its Common Stock (subject to adjustment as therein provided) upon the terms and conditions hereinafter provided; and

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                                   SECTION 1.

                                   DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            "ALTA": the American Land Title Association.

            "Account Debtor": any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible).

            "Accounts": all "accounts," as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, or instruments) (including any such obligations that may be characterized as an account or contract right under the Uniform Commercial Code), (b) all of each Borrower's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (e) all health care insurance receivables and (f) all collateral security, guarantees and other Supporting Obligations of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

            "Administrative Agent": as defined in the recitals to this Agreement.

            "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of the aggregate then unpaid principal amount of such Lender's Loans.

            "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

            "Agreement": this Credit Agreement, as amended, restated, supplemented and otherwise modified from time to time in accordance with the provisions hereof.

            "Anti-Terrorism Laws": as defined in Section 5.23(a).

            "Applicable Margin": for the Term Loan, the rate per annum set forth under the relevant column heading below:

              Time Frame                          Cash Interest     PIK Interest
              ----------                          -------------     ------------
From and after the Closing Date through
September 30, 2006                                    10.00%            4.00%

from September 30, 2006 through March 31,
2007                                                  10.00%            5.00%

from March 31, 2007 through September 30,
2007                                                  10.00%            6.00%

from September 30, 2007 through March 31,
2008                                                  10.00%            6.00%

            "Approved Fund": as defined in Section 11.6(c).

            "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(b), (c) or (d) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000 per Disposition (in any single transaction or series of transactions) or $250,000 the aggregate.

            "Assignee": as defined in Section 11.6(b).

            "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit A.

            "Benefited Lender": as defined in Section 11.7(a).

            "Bio/Pharma Operations": collectively, the businesses operated by Zila Technical, Inc. Zila Biotechnology, Inc., Zila Pharmaceuticals, Inc. and Zila Swab Technologies, Inc.

            "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

            "Borrower Representative": Holdings.

            "Borrowers": as defined in the preamble to this Agreement.

            "Business": as defined in Section 5.17(b).

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

            "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

            "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, including preferred stock, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

            "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

            "Change of Control": any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of
1934) of 20% or more of the issued and outstanding shares of Capital Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of any of its Subsidiaries except in connection with a transaction permitted hereunder.

            "Closing Date": the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is March 24, 2006.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

            "Commitment": as to any Lender, the sum of the Term Loan Commitment and the Tack-On Term Loan Commitment, if any, of such Lender.

            "Common Stock": the voting common stock, $0.001 par value, of Holdings.

            "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrowers and that is treated as a single employer under Section 414 of the Code.

            "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

            "Concentration Account": account number 4168592616 in the name of Holdings at Wells Fargo Bank, N.A., located at Phoenix, Arizona, ABA No. 121000248, which account is subject to the control of the Administrative Agent pursuant to the Control Agreements or such other account as may be specified in writing by the Administrative Agent.

            "Conduit Lender": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrowers (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.7, 4.8 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

            "Consolidated Net Income": (i) for the purposes of calculating compliance with the covenant set forth in Section 8.1(a) with respect to the Nutraceuticals Business individually, for any period, an amount equal to the consolidated net income (or loss) attributable to the Nutraceuticals Business determined in accordance with GAAP; and (ii) for the purposes of calculating compliance with the covenant set forth in Section 8.1(b) with respect to the Borrowers and their respective Subsidiaries as a whole, for any period, the consolidated net income (or loss) of the Borrowers and their respective Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that with respect to clause (ii): there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Borrower or is merged into or consolidated with any Borrower or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary of any Borrower) in which any Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions, (c) income received by such Person attributable to an Asset Sale and (d) the undistributed earnings of any Subsidiary of any Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Control Agreements": collectively, each tri-party blocked account agreement by and among the Administrative Agent, the applicable Borrower, and each bank which maintains an account of such Borrower listed on Schedule 5.20(a) (other than Excluded Accounts), in form and substance reasonably acceptable to Administrative Agent.

            "Default": any condition or event that with notice, passage of time, or both would, if not cured within the time periods (if any) permitted pursuant to the Loan Documents, be an Event of Default.

            "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

            "Dollars" and "$": dollars in lawful currency of the United States.

            "Domestic Subsidiary": any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

            "EBITDA": for any period and for any Person, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of such Person, and (g) any other non-cash charges, non-cash expenses or non-cash losses of such Person for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.

            "Employee Stock Purchase Plan": Zila, Inc. Employee Stock Purchase Plan, approved by Holdings during its annual meeting of stockholders in Phoenix, Arizona on December 7, 2000.

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Event of Default": any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Excluded Foreign Subsidiary": any Foreign Subsidiary, including, without limitation, Zila Limited, a corporation organized under the laws of the United Kingdom, in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of Borrowers, result in adverse tax consequences to any Borrower.

            "Excluded Indebtedness": all Indebtedness permitted by clauses (a),
(b), (c), (d), (e), (f) and (g) of Section 8.2.

            "Executive Order": as defined in Section 5.23(a).

            "Facility": each of the Term Loan Commitment and the Tack-On Term Loan Commitment made hereunder.

            "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

            "Fee Letter": as defined in Section 4.5(b).

            "Foreign Subsidiary": any Subsidiary of any Borrower that is not a Domestic Subsidiary.

            "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

            "GAAP": generally accepted accounting principles in the United States as in effect from time to time.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency (including, without limitation, the Food and Drug Administration and any foreign equivalents thereof), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including, without limitation, the National Association of Insurance Commissioners).

            "Group Members": the collective reference to the Borrowers and their respective Subsidiaries.

            "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

            "Guarantee Obligation": as to any Person (the "Guaranteeing Person"), any obligation of (a) the Guaranteeing Person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "Primary Obligations") of any other third Person (the "Primary Obligor") in any manner, whether directly or indirectly, including any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or
(2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any Guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Primary Obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such Primary Obligation and the maximum amount for which such Guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Guaranteeing Person's maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

            "Guarantors": the collective reference to the Subsidiary Guarantors.

            "Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Hedge Agreement.

            "Holdings": as defined in the preamble to this Agreement.

            "IDA Documents": the Reimbursement Agreement, dated as of February 6, 2004, between Oxycal Laboratories, Incorporated and Wells Fargo Business Credit, Inc. and all documents, instrument and agreements delivered in connection therewith.

            "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and
(j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

            "Initial Term Lender": Black Diamond Commercial Finance, L.L.C.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Intellectual Property": as defined in the Guarantee and Collateral Agreement.

            "Interest Payment Date": as to the Term Loan, the last day of each month to occur while the Term Loan is outstanding and the final maturity date of the Term Loan.

            "Investments": as defined in Section 8.8.

            "IRB L/C": that certain letter of credit issued by Wells Fargo Bank to JPMorgan Institutional Trust Service, as beneficiary, issued on or about February 6, 2004 with an expiration date of March 15, 2009 and having, as of the Closing Date, a maximum amount available to be drawn equal to $3,249,000.

            "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

            "Loan Documents": this Agreement, the Security Documents, the Fee Letter, the Warrants, the Registration Rights Agreement and the Notes.

            "Loans": any loan made by any Lender pursuant to this Agreement.

            "Loan Parties": each Group Member that is a party to a Loan
Document.

            "Material Adverse Effect": a material adverse effect on (a) the business, operations, properties, assets, condition (financial or otherwise), results of operations, liabilities (including but not limited to contingent liabilities), prospects or material agreements of any Borrower or any Subsidiary taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            "Material Contracts": collectively, (a) the contracts and agreements set forth on Schedule 1.2 and (b) all other contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower or any Subsidiary is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

            "Materials of Environmental Concern": any (i) gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Maturity Date": March 24, 2008.

            "Mortgaged Properties": the real properties as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

            "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

            "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), in the case of the Prescott Sale/Leaseback, any amount of Indebtedness prepaid by the Borrowers prior to the consummation of such Prescott Sale/Leaseback as required by the definitive sale and leaseback documentation which are satisfactory to the Administrative Agent, and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence (including, without limitation, any cash proceeds received by any Group Member from the exercise of any stock options or warrants by the holders thereof), net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; provided, however, to the extent there are any cash proceeds from the exercise of the Warrants, such proceeds shall be applied to the Loans in the sole discretion of the Administrative Agent.

            "Nutraceuticals Business": the business operated by Zila Nutraceuticals, Inc. (formerly known as Oxycal Laboratories Incorporated).

            "Non-Excluded Taxes": as defined in Section 4.8.

            "Non-U.S. Lender": as defined in Section 4.8.

            "Notes": the collective reference to any promissory notes evidencing the Facility.

            "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the

Administrative Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

            "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

            "Participant": as defined in Section 11.6(c).

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Prescott Facility": that certain owned real property and facilities of Zila Nutraceuticals, Inc. located at 6735 Inter-Cal Way, Prescott, Arizona 86301.

            "Prescott Sale/Leaseback": the sale-leaseback of the Prescott Facility pursuant to terms, conditions and documentation satisfactory to the Administrative Agent.

            "Pro Forma Balance Sheet": as defined in Section 5.1(a).

            "Projections": as defined in Section 7.2(c).

            "Properties": as defined in Section 5.17(a).

            "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

            "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

            "Reference Lender": Black Diamond Commercial Finance, L.L.C.

            "Register": as defined in Section 11.6(b).

            "Registration Rights Agreement": that certain Registration Rights Agreement, dated as of the date hereof, among Holdings and the Initial Term Lender in the form of Exhibit H.

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.
Section 4043.

            "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loan then outstanding.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": the chief executive officer, president or chief financial officer of Holdings, but in any event, with respect to financial matters, the chief financial officer of Holdings.

            "Restricted Cash": the aggregate amount of cash collateral deposited with Wells Fargo Bank for the unpaid IRB L/C in an amount not to exceed $3,650,000.

            "Restricted Payments": as defined in Section 8.6.

            "Ryker's Worker's Compensation Claim": that certain worker's compensation claim brought by Dennis R. O'Neill against Ryker Dental of Kentucky, Inc. d/b/a Zila Dental Supply, Inc. in an amount of up to $10,000.

            "Scientific Advisory Board": that certain scientific advisory board appointed by Zila Nutraceuticals, Inc. to provide scientific advice and guidance to Holdings and its Subsidiaries.

            "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

            "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

            "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

            "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

            "Stockholder" means, with respect to any Person, each holder of Capital Stock of such Person.

            "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of any Borrower.

            "Subsidiary Guarantor": each Subsidiary of any Borrower other than any Excluded Foreign Subsidiary.

            "Supporting Obligations": all "supporting obligations" as such term is defined in the Uniform Commercial Code, including letters of credit and guaranties issued in support of Accounts, chattel paper, documents, general intangibles, instruments, or investment property.

            "Tack-On Term Loan": as defined in Section 3.1.

            "Tack-On Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tack-On Term Loan to the Borrowers hereunder in an aggregate face amount not to exceed the amount set forth under the heading "Tack-On Term Loan

Commitment" under such Lender's name in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tack-On Term Loan Commitment is $20,000,000.

            "Tack-On Term Loan Lenders": each Lender that has a Tack-On Term Loan Commitment.

            "Term Loan": as defined in Section 2.1.

            "Term Note": as defined in Section 2.1.

            "Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" under such Lender's name in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitment is $20,0000,000.

            "Term Loan Lender": each Lender that has a Term Loan Commitment or that holds a Term Loan.

            "Term Percentage": as to any Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender's portion of the Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loan then outstanding.

            "Transferee": any Assignee or Participant.

            "UBS Account": that certain securities account with the account number CP-40244-16 in the name of Zila Biotechnology, Inc. at UBS Financial Services, Inc., located at One North Wacker Drive, #2500, Chicago, IL 60606.

            "Uniform Commercial Code": the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

            "United States": the United States of America.

            "Warrants": defined in Section 2.3 and in the form of Exhibit G.

            "Warrant Documents": the collective reference to the Registration Rights Agreement, Warrants and all other documents hereafter delivered to the Initial Term Lender granting warrants in Holdings to the Initial Term Lender.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

            "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

            "Worker's Compensation Board": the Worker's Compensation Board of the State of Kentucky.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

            (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   SECTION 2.

             AMOUNT AND TERMS OF TERM LOAN COMMITMENTS AND WARRANTS

            2.1 Term Loan. Subject to the terms and conditions hereof, the Initial Term Lender agrees to make a term loan (a "Term Loan") to the Borrowers on the Closing Date in an amount not to exceed the original aggregate amount of the Term Loan Commitment. The Administrative Agent shall credit the account of the Borrowers on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Initial Term Lender in immediately available funds. The obligations of each Lender hereunder shall be several and not joint. The Term Loan shall be evidenced by Term Loan promissory notes that, in the aggregate, do not exceed the original aggregate amount of the Term Loan Commitment and are substantially in the form of Exhibit E (each a "Term Note" and collectively, the "Term Notes"). If requested by a Term Loan Lender the Borrowers shall jointly execute and deliver a Term Note to the applicable Term Loan Lender in the original aggregate amount of such Term Loan Lender's Term Loan Commitment; provided, however, that aggregate amount of all Term Notes shall not exceed the original aggregate amount of the Term Loan Commitment.

            2.2 Repayment of Term Loan. The aggregate outstanding principal balance, together with accrued interest, of the Term Loan and all other amounts due hereunder shall be due and payable in full in immediately available funds on the Maturity Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

            2.3 Warrants. The Borrowers have authorized the issuance, sale and delivery of its warrants, initially exercisable to purchase an aggregate of up to 1,200,000 shares (subject to adjustment as therein provided) of its Common Stock, at an initial exercise price of $3.79 per share (subject to adjustment as therein provided) to be substantially in the form of Exhibit G (all such Warrants originally issued pursuant to this Agreement, or delivered in substitution or exchange for any thereof, being collectively called the "Warrants" and individually a "Warrant").

                                   SECTION 3.

                                TACK-ON TERM LOAN

            3.1 Tack-On Term Loan. At any time, the Borrowers, through the Borrower Representative, may solicit the Administrative Agent and Lenders, reasonably satisfactory to the Administrative Agent and the Borrowers, to provide the Borrowers with an incremental term loan (the "Tack-On Term Loan"). The aggregate amount of the Tack-On Term Loan shall not exceed the aggregate Tack-On Term Loan Commitment and shall be on terms (including, without limitation, pricing, structure and fees) mutually acceptable to the Borrowers and the Administrative Agent. The Tack-On Term Loan may, in the sole discretion of the Administrative Agent and the Lenders, be made available to the Borrowers and neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to fund all or any part of such Tack-On Term Loan Commitment or to solicit Lenders to fund such Tack-On Term Loan. To the extent the Administrative Agent and the Lenders, in their sole discretion, elect to make the Tack-On Term Loan and the Tack-On Term Loan Commitment available to the

Borrowers after the Closing Date, the Borrowers, the Lenders and the Administrative Agent agree to negotiate in good faith, such amendments to this Agreement and such other documentation as may be reasonably necessary or required, in the determination of the Administrative Agent, to evidence the Tack-On Term Loan and the availability of the Tack-On Term Loan Commitment.

                                   SECTION 4.

                 GENERAL PROVISIONS APPLICABLE TO THE TERM LOAN

            4.1 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Term Loan, in whole or in part, subject to Section 4.3 below, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) Business Days prior to the proposed date of repayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loan shall be in an aggregate principal amount of $1,000,000 or a whole multiple in excess thereof.

            4.2 Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (other than Excluded Indebtedness, any Capital Stock issued to any Group Member and Capital Stock issued pursuant to the Employee Stock Purchase Plan) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance, incurrence or contribution toward the prepayment of the Term Loan set forth in Section 4.2(c).

            (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loan; provided, that, to the extent any prepayment pursuant to this clause (b) is made with the Net Cash Proceeds from the Prescott Sale/Leaseback, then the Borrowers shall only be required to apply toward the prepayment of the Term Loan an amount equal to 50% of the aggregate Net Cash Proceeds received by any Group Member from the Prescott Sale/Leaseback; provided, further, that:

            (c) Each prepayment of the Term Loan under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. So long as no Default or Event of Default shall have occurred and be continuing any prepayments by the Borrowers shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan, including any interest required to be paid pursuant to
Section 4.3; third, to prepay the principal balance of the Term Loan until prepaid in full; fourth, to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.5; and fifth, the remaining to the Borrowers or such other Person legally entitled thereto.

            4.3 Make-Whole. In the event the Borrowers prepay the Term Loan, in whole or in part, pursuant to Section 4.2 (including, without limitation, to the extent such prepayment is made utilizing the proceeds of the Prescott Sale/Leaseback to the extent required by Section 4.2(b), whether prior to or after the Closing Date) on or prior to the six month anniversary of the Closing Date, the Borrowers agree to pay to the Administrative Agent for the pro rata account of the Lenders, (i) the aggregate accrued but unpaid interest on the Term Loans to the date of such prepayment on the amount prepaid and (ii) an additional amount equal to the aggregate amount of interest the Lenders would have earned on the Term Loan had such prepayment not been made during the period from the date of such prepayment through and including the six-month anniversary of the Closing Date.

            4.4 Interest Rates and Default Rate of Interest. Interest shall accrue on the Term Loan for each day at a rate per annum determined in accordance with the Applicable Margin and shall be payable monthly in arrears
(i) in cash as set forth in the column heading "Cash Interest" portion of the Applicable Margin and (ii) in kind as set forth in the column heading "PIK Interest" portion of the Applicable Margin. After the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent (or upon the written request of the Required Lenders) all unpaid principal and interest on the Loans, together with all other outstanding Obligations hereunder, shall bear interest at the rate per annum determined in accordance with the Applicable Margin plus an additional 2% in cash and shall be payable in arrears on demand in cash as set forth in the column heading "Cash Interest" portion of the Applicable Margin, from the date of such Event of Default until such amount is paid in full (as well after as before judgment). The unpaid principal balance of the Loans, together with any and all interest accrued and unpaid thereon, automatically and unconditionally shall be due and payable in cash in full which shall be made on the Maturity Date.

            4.5 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

            (b) The Borrowers jointly and severally agree to pay to the Administrative Agent the fees specified in the Fee Letter, dated as of the date hereof, among the Borrowers and the Administrative Agent (the "Fee Letter") at the times specified for payment therein.

            4.6 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the relevant Term Loan Lenders.

            (b) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Term Loan shall be made pro rata according to the respective outstanding principal amounts of the Term Loan then held by the Term Loan Lenders. Amounts prepaid on account of the Term Loan may not be reborrowed.

            (c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

            (d) Unless the Administrative Agent shall have been notified in writing by the Borrower Representative prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three
(3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

            4.7 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, asserting appropriate jurisdictional authority, or compliance by any Lender with any request or directive from any Governmental Authority, asserting appropriate jurisdictional authority, made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.8 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve,
            special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of maintaining the Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

            (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

            4.8 Taxes. (a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.

            (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

            (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 4.8, it shall pay over such refund to the Borrower Representative (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 4.8 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrower Representative (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

            (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            4.9 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.10 or 4.11(a) with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 4.7 or 4.8(a).

            4.10 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 4.7 or 4.8(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all amounts under the Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.7 or 4.8(a), as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

            4.11 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (b) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of the Loans made hereunder and any Note evidencing the Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

            (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.11 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

            4.12 Reliance on Notices; Appointment of Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of giving and receiving any notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

                                   SECTION 5.

                         REPRESENTATIONS AND WARRANTIES

            To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, subject to the terms and conditions hereof, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

            5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as at January 31, 2006 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Term Loan to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrowers as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its Subsidiaries on a consolidated basis as at January 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

            (b) The audited consolidated balance sheets of Holdings and its Subsidiaries as at July 31, 2005, July 31, 2004 and July 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from (i) BDO Seidman, LLP, for the year ending July 31, 2005 and (ii) Deloitte & Touche, LLP, for the years ending July 31, 2004 and July 31, 2003, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of each quarter ended subsequent to October 31, 2005, and the related unaudited consolidated statements of income and cash flows for the respective quarterly period then ended on such dates, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective quarterly periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from October 31, 2005 to and including the date hereof there has been no Disposition by Holdings or any Group Member of any material part of its business or property.

            5.2 No Change. Since January 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

            5.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, permits and agreements except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.

Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings and recordings referred to in
Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party which is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

            5.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

            5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            5.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

            5.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

            5.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of any Borrower or any Subsidiary, as the case may be). No tax Lien has been filed, and, to the knowledge of any Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            5.11 Federal Regulations. No part of the proceeds of the Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

            5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or, to the knowledge of any Borrower, any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

            5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither any Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            5.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which otherwise may render all or any portion of the Obligations unenforceable.

            5.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower Representative in writing from time to time after the Closing Date, Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. The shares of Common Stock issuable upon exercise of the Warrants have been duly and validly reserved for issuance upon such exercise and, when issued and delivered against payment therefor as provided therein, will be duly authorized, validly issued, fully paid and non assessable and subject to no Liens created by the Borrowers in respect of the issuance thereof. Except for the options and warrants set forth on Schedule 5.15(a) and except for the Warrants issued as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of any Borrower or any Subsidiary, except as created by the Loan Documents. In addition, Ryker Dental of Kentucky, Inc. does not (i) hold any assets, (ii) have any active business operations or (iii) have any debt or other liabilities (other than in relation to the Ryker's Worker's Compensation Claim).

            5.16 Use of Proceeds. (a) On the Closing Date, the proceeds of the Term Loan shall be used (i) to refinance certain existing indebtedness of the Borrowers, (ii) to finance a portion of the research and development costs related to the Bio/Pharma Operations, (iii) to pay related fees and expenses, and (iv) for other general corporate purposes; and (b) if made available after the Closing Date, the proceeds of the Tack-On Term Loan shall be used (i) for other general corporate purposes and (ii) to pay related fees and expenses.

            5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

            (a) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

            (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does any Group Member have knowledge or reason to believe that any such notice will be received or is being threatened;

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

            (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

            (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

            (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

            (f) the Properties and all operations at the Properties are in compliance, and have in the last five years, if such Properties have been owned, leased or operated by any Group Member during such period, been in compliance, with all applicable Environmental Laws, and there is, to the knowledge of any Borrower, no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

            (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

            5.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or in any other documents, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of each Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            5.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock as defined and described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on
Schedule 5.19(a) in appropriate form are filed in the offices specified on
Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

            (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by any Borrower or any Subsidiary.

            (c) Each of the Control Agreements is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien in each of the deposit accounts (other than Excluded Accounts) identified as such on Schedule 5.19, subject to no adverse claims.

            5.20 Deposit Accounts. As of the Closing Date, Schedule 5.20 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts, and such Schedule 5.20 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

            5.21 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

            5.22 Foreign Assets Control Regulations. Neither any Borrower nor, to the knowledge of any Borrower, any Affiliate of such Borrower, is, or will be after consummation of the transactions contemplated by the Loan Documents and application of the proceeds of the Loans, by reason of being a "national" of a "designated foreign country" or a "specially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

            5.23 Anti-Terrorism Laws.

            (a) Neither any Borrower nor, to the knowledge of any Borrower, any of such Borrower's Affiliates is in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

            (b) Neither any Borrower nor, to the knowledge of any Borrower, any Affiliate or broker or other agent of such Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

                  (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

                  (ii) a Person owned or controlled by, or acting for or on
            behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

                  (iii) a Person with which any Lender is prohibited from
            dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

                  (iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order.

            (c) Neither any Borrower nor, to the knowledge of any Borrower, any broker or other agent of such Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

            5.24 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                                   SECTION 6.

                              CONDITIONS PRECEDENT

            6.1 Conditions to Extension of Term Loan. The agreement of the Initial Term Lender to make the Term Loan on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

            (a) Credit Agreement; Security Documents; Warrant Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, each Borrower and the Initial Term Lender as of the Closing Date, (ii) the Security Documents, executed and delivered by each Borrower and each Subsidiary Guarantor that is a party to such Security Document, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (iv) the Control Agreements, executed and delivered by the Administrative Agent, the applicable Loan Party and the applicable bank and (v) the Warrant Documents, executed and delivered by Holdings and the Initial Term Lender.

            (b) Pro Forma Balance Sheet; Financial Statements. The Initial Term Lender shall have received the financial statements described in Section 5.1.

            (c) Approvals. All governmental and third party approvals (including landlords' and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

            (d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

            (e) Fees. The Initial Term Lender and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of the Term Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Closing Date.

            (f) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

            (g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                  (i) the legal opinion of Snell & Wilmer L.L.P., counsel to the
            Borrowers; and

                  (ii) the legal opinion of local counsel in New York and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

            (k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

            (l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings which shall be in form and substance reasonably satisfactory to the Administrative Agent.

            (m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

            (n) Control Agreement. Borrowers shall have established Control Agreements pursuant to the requirements set forth in Section 5.19 satisfactory in the sole discretion of the Administrative Agent.

            (o) Pay-off Letters. The Administrative Agent shall have received pay-off letters, termination statements, canceled mortgages and the like reasonably required by the Administrative Agent in connection with the removal of any liens (except for liens permitted by Section 8.3) against the assets of any of the Loan Parties.

            (p) Licenses. Evidence that each Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

            (q) Minimum Cash. The Borrowers shall have delivered evidence to the satisfaction of the Administrative Agent demonstrating that, after giving effect to the borrowings of the Term Loan on the Closing Date, the Borrowers shall have unrestricted cash and Cash Equivalents and Restricted Cash in an aggregate amount equal to at least $14,800,000.

            (r) Such other documents as the Administrative Agent in its sole discretion may require.

            6.2 Conditions to Extension of Tack-On Term Loan. In addition to the conditions set forth in Section 3.1, the agreement of the Tack-On Term Loan Lenders to advance the Tack-On Term Loan pursuant to the Tack-On Term Loan Commitment shall be subject to the satisfaction of the following conditions precedent:

            (a) Fees. The Administrative Agent and the Tack-On Term Loan Lenders shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), or before the date of such extension.

            (b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

            (c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

            (d) Due Diligence. The Administrative Agent and the Lenders shall have completed their business due diligence and legal due diligence, with results satisfactory to the Administrative Agent.

            (e) Acquisition Documents. The Administrative Agent shall have received copies of executed acquisition documentation, in form and substance reasonably satisfactory to the Administrative Agent, relating to the acquisition of a complimentary business to the Bio/Pharma Operations.

            (f) Such other conditions as the Administrative Agent and the Lenders in their sole discretion may require.

                                   SECTION 7.

                              AFFIRMATIVE COVENANTS

            The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loans or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrowers shall and shall cause each of their respective Subsidiaries to:

            7.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman, LLP or other independent certified public accountants of nationally recognized standing;

            (b) as soon as available, but in any event not later than 45 days after the end of each quarterly periods of the fiscal year of Holdings, the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and the related unaudited consolidated statements of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

            (c) as soon as available, but in any event not later than 25 days after the end of each month occurring during the fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and the related unaudited consolidated statements of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

            7.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

            (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings and (iii) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date);

            (c) as soon as available, and in any event no later than 30 days prior to the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and shall be reasonably satisfactory to the Administrative Agent, and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been approved by the board of directors of Holdings and are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

            (d) if any Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of such Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of such Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

            (e) within five days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that such Borrower may make to, or file with, the SEC;

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

            (g) within five days after receipt thereof by any Loan Party, copies of all management letters or similar letters or reports received by such Loan Party from its independent certified public accountants.

            7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including, without limitation, payment of any taxes, social security and unemployment withholding with respect to its employees, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

            7.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence; provided, however, that the Borrowers shall cause the dissolution and winding up of Ryker Dental of Kentucky, Inc. on or before sixty (60) days following the date that a final determination in favor of Ryker Dental of Kentucky, Inc. is issued by the Worker's Compensation Board on the Ryker's Worker's Compensation Claim and (ii) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

            7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent and representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and , so long as the Group

Members are afforded a reasonable opportunity to be present during any such discussions, with their independent certified public accountants; provided, however, unless an Event of Default shall have occurred and be continuing, the Administrative Agent and such Lender (as applicable) shall first consult with the Borrowers concerning the subject matter and scope of any such discussions before the Administrative Agent or such Lender shall engage in any such discussions with any Group Member's independent certified public accountants.

            7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

            (d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

            (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

            7.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

            7.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (c) or (d) below and any interests real property, (y) any property subject to a Lien expressly permitted by Section 8.3(f) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

            (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(f) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly
(i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            7.10 Patriot Act Compliance. Provide such information and take such actions as are reasonably required by the Administrative Agent or any Lender in order to assist the Administrative Agent and Lenders with compliance with the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.

            7.11 Payment of Fees and Expenses. Pay to the Administrative Agent the fees, costs and other expenses in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent.

            7.12 Landlord Waivers; Bailee Letters. Use commercially reasonable efforts to obtain a landlord's agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converted facility or other location where Collateral having a fair market value equal to at least $100,000 is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent.

            7.13 Cash Management Systems. The Borrowers shall, and shall cause each other Loan Party to, enter into Control Agreements with respect to each deposit account maintained by any Borrower or any Subsidiary (other than any payroll account so long as such payroll account is a zero balance account) as of or after the Closing Date. Each such deposit account control agreement shall be in form and substance satisfactory to the Administrative Agent.

            7.14 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each applicable Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from such Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

            7.15 Certain Subsidiaries. Ryker Dental of Kentucky, Inc. shall not
(i) hold any assets, (ii) have any active business operations or (iii) have any debt or other liabilities (other than in relation to the Ryker's Worker's Compensation Claim).

            7.16 Salaries. All salaries, bonuses, consultant fees or other compensation to any director, officer or consultant or any member of their families shall be reasonably consistent with the guidelines set forth by the applicable Borrower's compensation committee.

            7.17 Mortgages, etc. If requested by the Administrative Agent, the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto in accordance with the requirements set forth below and in any event satisfactory to the Administrative Agent; provided, however, to the extent the Prescott Sale/Leaseback has not occurred on or prior to sixty (60) days following the Closing Date, the Administrative Agent shall have received a Mortgage on the Prescott Facility on or prior to sixty (60) days following the Closing Date, or such other time period as may be consented to by the Administrative Agent in its sole discretion.

                  (i) If requested by the Administrative Agent, the
            Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company, by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

                  (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1992 extended coverage (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

                  (iii) If requested by the Administrative Agent, the
            Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the applicable Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

                  (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

                                   SECTION 8.

                               NEGATIVE COVENANTS

            The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, or any Loans or other amount is owing to any Lender or the Administrative Agent hereunder, each Borrower, without the Administrative Agent's prior written consent, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

            8.1 Financial Condition Covenants. Breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

            (a) With respect to the Nutraceuticals Business on an individual basis:

                  (i) Minimum LTM EBITDA. The Nutraceuticals Business shall
            have, at the end of each fiscal month set forth below, EBITDA as of the last day of such fiscal month for the 12 month period then ended of not less than the amount set forth below opposite such fiscal month:

Fiscal Month Ending    Minimum LTM EBITDA
-------------------    ------------------
April 30, 2006            $  4,150,000
May 31, 2006              $  4,500,000
June 30, 2006             $  4,800,000
July 31, 2006             $  3,650,000
August 31, 2006           $  3,100,000
September 30, 2006        $  3,100,000
October 31, 2006          $  4,350,000
November 30, 2006         $  5,550,000
December 31, 2006         $  6,900,000
January 30, 2007          $  7,750,000
February 28, 2007         $  8,350,000
March 31, 2007            $  8,800,000
April 30, 2007            $  8,850,000

May 31, 2007              $   8,900,000
June 30, 2007             $   9,050,000
July 31, 2007             $   8,100,000
August 31, 2007           $   8,650,000
September 30, 2007        $   9,250,000
October 31, 2007          $   9,300,000
November 30, 2007         $   9,850,000
December 31, 2007         $  10,500,000
January 30, 2008          $  10,300,000
February 29, 2008         $  10,900,000
March 31, 2008            $  11,500,000

            (b) With respect to the Borrowers operations are a whole:

                  (i) Minimum LTM EBITDA. The Borrowers shall have, at the end of each fiscal month set forth below, EBITDA as of the last day of such fiscal month for the 12 month period then ended of not less than the amount set forth below opposite such fiscal month:

Fiscal Month Ending    Minimum LTM EBITDA
-------------------    ------------------
April 30, 2006          $  (17,650,000)
May 31, 2006            $  (17,950,000)
June 30, 2006           $  (18,300,000)
July 31, 2006           $  (21,900,000)
August 31, 2006         $  (22,200,000)
September 30, 2006      $  (21,500,000)
October 31, 2006        $  (18,800,000)
November 30, 2006       $  (15,900,000)

December 31, 2006       $  (12,350,000)
January 30, 2007        $  (10,550,000)
February 28, 2007       $   (8,500,000)
March 31, 2007          $   (6,450,000)
April 30, 2007          $   (4,550,000)
May 31, 2007            $   (3,200,000)
June 30, 2007           $   (1,250,000)
July 31, 2007           $   (1,450,000)
August 31, 2007         $      450,000
September 30, 2007      $    1,850,000
October 31, 2007        $    2,650,000
November 30, 2007       $    3,850,000
December 31, 2007       $    5,050,000
January 30, 2008        $    5,450,000
February 29, 2008       $    6,400,000
March 31, 2008          $    7,350,000

                  (ii) Minimum Cash. The Borrowers shall have, at the end of each fiscal month set forth below, unrestricted average balances of cash and Cash Equivalents and Restricted Cash for such fiscal month in an amount not less than the amount set forth below opposite such fiscal month:

Fiscal Month Ending    Minimum Cash
-------------------    ------------
April 30, 2006         $ 11,800,000
May 31, 2006           $  9,650,000
June 30, 2006          $  7,500,000
July 31, 2006          $  8,500,000

August 31, 2006        $  6,750,000
September 30, 2006     $  5,200,000
October 31, 2006       $  5,800,000
November 30, 2006      $  4,300,000
December 31, 2006      $  3,100,000
January 30, 2007       $  4,400,000
February 28, 2007      $  3,100,000
March 31, 2007         $  2,250,000
April 30, 2007         $  4,150,000
May 31, 2007           $  2,700,000
June 30, 2007          $  1,650,000
July 31, 2007          $  1,800,000
August 31, 2007        $  1,250,000
September 30, 2007     $    950,000
October 31, 2007       $  1,850,000
November 30, 2007      $  1,450,000
December 31, 2007      $  1,300,000
January 30, 2008       $  2,550,000
February 29, 2008      $  2,000,000
March 31, 2008         $  1,800,000

                  ; provided, however, notwithstanding the table set forth above, for each fiscal month prior to and including the fiscal month during which the Prescott Sale/Leaseback is consummated, the Borrowers shall have unrestricted average daily balances of cash and Cash Equivalents and Restricted Cash for such fiscal month in an amount not less than the following (it being understood that compliance with the minimum cash covenant set forth in this Section

8.1(b)(ii) shall be calculated in accordance with the table set forth above commencing with the first full fiscal month following the date on which the Prescott Sale/Leaseback is consummated):

                  (A) For the month ending April 30, 2006 an amount equal to
            $9,800,000;

                  (B) for the month ending May 31, 2006 an amount equal to
            $7,650,000;

                  (C) for the month ending June 30, 2006 an amount equal to
            $5,500,000;

                  (D) for the month ending July 31, 2006 an amount equal to
            $6,500,000; and

                  (E) for the month ending August 31, 2006 an amount equal to
            $4,750,000.

            8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

            (a) Indebtedness of any Loan Party pursuant to any Loan Document;

            (b) Indebtedness (i) of any Borrower to any Subsidiary Guarantor and
      (ii) of any Subsidiary Guarantor to any Borrower or any other Subsidiary Guarantor;

            (c) Guarantee Obligations incurred in the ordinary course of business by any Borrower or any Subsidiary in respect of obligations of any other Borrower;

            (d) Indebtedness outstanding on the date hereof and listed on
      Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

            (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(f) in an aggregate principal amount not to exceed $250,000 at any one time outstanding;

            (f) Indebtedness evidenced by the IDA Documents; and

            (g) Hedge Agreements permitted under Section 8.12.

            8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Borrower or any Subsidiary in conformity with GAAP;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

            (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any Subsidiary;

            (e) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

            (f) Liens securing Indebtedness of any Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

            (g) Liens created pursuant to the Security Documents; and

            (h) any interest or title of a lessor under any lease entered into by any Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased.

            8.4 Fundamental Changes. Enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

            (a) any Subsidiary of any Borrower may be merged or consolidated with or into any other Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation); and

            (b) any Subsidiary of any Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any Wholly Owned Subsidiary Guarantor;

            (c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8; and

            (d) transactions permitted under Section 8.5 shall be permitted.

            8.5 Disposition of Property. Dispose of any of Property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

            (a) the Disposition of obsolete or worn out property in the ordinary course of business;

            (b) the sale of inventory in the ordinary course of business;

            (c) Dispositions permitted by Section 8.4(b);

            (d) the sale or issuance of any Subsidiary's Capital Stock to any Borrower or any Wholly Owned Subsidiary Guarantor;

            (e) the Dispositions permitted by Section 8.11; and

            (f) the Disposition of the Business of Zila Swab Technologies, Inc. subject to terms and documentation reasonably satisfactory to the Administrative Agent.

            8.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary (collectively, "Restricted Payments"), except that any Subsidiary may make Restricted Payments to any Borrower or any Wholly Owned Subsidiary Guarantor.

            8.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except the aggregate Capital Expenditures of the Borrowers and their respective Subsidiaries in the ordinary course of business not exceeding $2,500,000 per annum; provided, that (i) up to $750,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above.

            8.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or acquire any assets, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) Investments in Cash Equivalents;

            (c) Guarantee Obligations permitted by Section 8.2;

            (d) loans and advances to employees of any Group Member of the Borrowers in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $50,000 at any one time outstanding; and

            (e) intercompany Investments by any Group Member in any Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor.

            8.9 Optional Payments and Modifications of Certain Debt Instruments. Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Indebtedness evidenced by the IDA Documents pursuant to Section 8.2(f); provided, however, the Borrowers may prepay such Indebtedness so long as (i) such prepayment is in conjunction with the definitive documentation in respect of the Prescott Sale/Leaseback and (ii) the Borrowers apply towards the prepayment of the Term Loan an amount equal to 50% of the aggregate Net Cash Proceeds received from the Prescott Sale/Leaseback in accordance with Section 4.2(b), in each case, satisfactory to the Administrative Agent

            8.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any other Group Member, any Affiliate, any member of the Scientific Advisory Board, or any member of the board of directors, employee or management of any Group Member except for such transactions which are (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

            8.11 Sales and Leasebacks. Except for the Prescott Facility, enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

            8.12 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

            8.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrowers to end on a day other than July 31 or change the Borrowers method of determining fiscal quarters.

            8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group

Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

            8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, such Borrower or any other Subsidiary of such Borrower, (b) make loans or advances to, or other Investments in, any Borrower or any other Subsidiary of such Borrower or (c) transfer any of its assets to any Borrower or any other Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

            8.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which any Borrower and any Subsidiary is engaged on the date of this Agreement or that are reasonably related thereto.

            8.17 Cancellation of Indebtedness. Cancel any claim or debt owing to any Borrower or any Subsidiary, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.

            8.18 Additional Deposit Accounts. Create or replace any deposit account listed on Schedules 5.20(a) and (b) (other than Excluded Accounts) unless (i) the Administrative Agent shall have consented in writing in advance to the addition or replacement of such account with the relevant bank, (ii) prior to the time of the opening of any such new account, the Administrative Agent, the applicable Loan Party and such bank shall have executed and delivered to the Administrative Agent a tri-party blocked account agreement, in form and substance satisfactory to Administrative Agent, and (iii) prior to the time of the opening of such new account, the Loan Parties shall have delivered to the Administrative Agent and updated Schedules 5.20(a) and (b) (together with any amendments or supplements to the schedules to the Guarantee and Collateral Agreement) reflecting the additional or subtracted account.

            8.19 Amendments to Material Contracts. Amend, supplement or otherwise modify the terms and conditions of any Material Contract listed on
Schedule 8.20 except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

            8.20 Holdings. Holdings shall not engage in any trade or business, or own or hold any assets (other than its interest in the Borrowers and its Subsidiaries and de minimus assets), or incur any Indebtedness or other liabilities other than under the Loan Documents and the Warrant Documents.

            8.21 Accounts. Setoff, claim or dispute Accounts or make any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by any Borrower or any Subsidiary in the ordinary course of its business for prompt payment and disclosed to the Administrative Agent.

            8.22 UBS Account. Until such time the Borrowers deliver a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the applicable Borrower(s), the Administrative Agent and UBS Financial Services, Inc., with respect to the UBS Account, the Borrowers will not at any time maintain any funds in the UBS Account.

                                   SECTION 9.

                                EVENTS OF DEFAULT

            If any of the following events (each an "Event of Default") shall occur and be continuing:

            (a) (i) the Borrowers shall fail to pay any principal of the Loans when due in accordance with the terms hereof; or (ii) the Borrowers shall fail to pay any interest on the Loans, or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

            (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrowers only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

            (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower Representative from the Administrative Agent; or

            (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

            (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA,
      (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

            (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

            (k) any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

            (l) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms and such event would reasonably be expected to impair or adversely affect the Administrative Agent's ability to realize upon the Collateral; or

            (m) any event, change or condition that has caused, or could reasonably be expected to cause, a Material Adverse Effect;

            (n) a Change of Control shall occur; or

            (o) any obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement shall cease to be valid or any Loan Party or any Affiliate of any Loan Party shall so assert and such event or assertion would reasonably be expected to impair or adversely affect the Administrative Agent's ability to realize upon the Collateral;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. After all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

                                  SECTION 10.

                            THE ADMINISTRATIVE AGENT

            10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

            10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

            10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            10.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its portion of the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            10.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it was not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

            10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower Representative. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

            10.10 Agents Generally. Except as expressly set forth herein, the Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.

                                   SECTION 11.

                                  MISCELLANEOUS

            11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of the Loans, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount of any Lender's Commitment, in each case, without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of

Required Lenders, consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 6.2 without the written consent of each Lender adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay the Obligations under this Agreement without the written consent of each Lender adversely affected thereby; or (vi) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower Representative and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

   Borrower Representative:          Zila, Inc.
                                     5227 North 7th Street
                                     Phoenix, AZ 85014
                                     Attention:  Andrew A. Stevens
                                     Telecopy:   602-230-8418
                                     Telephone:  602-280-1211

   with a copy to:                   Snell & Wilmer L.L.P.
                                     One Arizona Center
                                     Phoenix, AZ 85004
                                     Attention:  Mike Donahey, Esq.
                                     Telecopy:   602-382-6000
                                     Telephone:  602-382-6070

   The Administrative Agent:         Black Diamond Commercial Finance, L.L.C.
                                     Two Stamford Plaza
                                     281 Tresser Blvd., 7th Floor
                                     Stamford, CT 06901-3242
                                     Attention: John N. McDevitt
                                     Telecopy:  203-674-7808
                                     Telephone: 203-425-1480
   with a copy to:                   Paul, Hastings, Janofsky & Walker LLP
                                     75 East 55th Street
                                     New York, NY 10020
                                     Attention: Leslie A. Plaskon, Esq.
                                     Telecopy:  212-230-5137
                                     Telephone: 212-318-6421

   and

                                     The Bank of New York
                                     600 E. Las Colinas Blvd., Suite 1300
                                     Irving, TX  75039
                                     Attention: Aretha A. Velasquez
                                     Telecopy:  972-401-8557
                                     Telephone: 972-401-8628

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed to by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            11.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with

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statements with respect to the foregoing to be submitted to the Borrower
Representative prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from, any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause
(d), collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to Andrew A. Stevens at the address of the Borrower Representative set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

            11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written

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

consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

            (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                  (A) the Borrowers; provided that no consent of the Borrowers shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person and (y) any assignment by the Administrative Agent (or its affiliates) to any affiliate of the Administrative Agent; and

                  (B) the Administrative Agent; provided that no consent of the
            Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment or (y) any assignment by the Administrative Agent (or its affiliates); and

                  (ii) Assignments shall be subject to the following additional conditions:

                  (A) except in the case of an assignment to a Lender, an
            affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that (1) no such consent of -------- the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

                  (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 unless otherwise agreed to by the Administrative Agent;

                  (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

                  (D) in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such

            CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and
            (2) directly affects such CLO.

            For the purposes of this Section 11.6, the terms "Approved Fund" and "CLO" have the following meanings:

            "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

            "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.6, 4.7 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                  (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

                  (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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

            (c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.6 and 4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

                  (ii) A Participant shall not be entitled to receive any greater payment under Section 4.7 or 4.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.8 unless such Participant complies with Section 4.8(d).

            (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

            (e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

            (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each Borrower, Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided,

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

however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

            11.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefited Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

            11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

            11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            11.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower Representative at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary and punitive damages.

            11.13 Acknowledgments. Each Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the

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

      Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

            11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower Representative having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

            (b) At such time as the Loans and all other Obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

            11.15 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all non-public information provided to them by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed,
(g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

            11.16 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                            [Signature Pages Follow]

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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                 BORROWERS:

                                 ZILA, INC.

                                 By:  /s/ Andrew A. Stevens
                                      ------------------------------------------
                                      Name:  Andrew A. Stevens
                                      Title: Vice President & CFO

                                 ZILA TECHNICAL, INC.

                                 By:  /s/ Gary V. Klinefelter
                                      ------------------------------------------
                                      Name:  Gary V. Klinefelter
                                      Title: Vice President

                                 ZILA BIOTECHNOLOGY, INC.

                                 By:  /s/ Gary V. Klinefelter
                                      ------------------------------------------
                                      Name:  Gary V. Klinefelter
                                      Title: Vice President

                                 ZILA NUTRACEUTICALS, INC.

                                 By:  /s/ Andrew A. Stevens
                                      ------------------------------------------
                                      Name:  Andrew A. Stevens
                                      Title: Vice President & CFO

                                 ZILA PHARMACEUTICALS, INC.

                                 By:  /s/ Andrew A. Stevens
                                      ------------------------------------------
                                      Name:  Andrew A. Stevens
                                      Title: Vice President & CFO

                                 ZILA SWAB TECHNOLOGIES, INC.

                                 By:  /s/ Gary V. Klinefelter
                                      ------------------------------------------
                                      Name:  Gary V. Klinefelter
                                      Title: Vice President

                               LENDER:

                               BLACK DIAMOND COMMERCIAL
                                 FINANCE, L.L.C., as Administrative Agent and the Initial Term Lender

                               By:  /s/ Stuart Armstrong
                                    --------------------------------------------
                                    Name:  Stuart Armstrong
                                    Title: President and Chief Executive Officer